EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 30, 2013 on the consolidated financial statements of Aspen Group, Inc. and Subsidiaries as of April 30, 2013 and December 31, 2012 and 2011 and for the four months ended April 30, 2013 and for each of the two years in the period ended December 31, 2012, included herein on the registration statement of Aspen Group, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 15, 2013